7701 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com
Exhibit 99.1

From:	Belden
Dee Johnson
314.854.8054
For Immediate Release – April 26, 2007
BELDEN ANNOUNCES FIRST QUARTER 2007 RESULTS
First-quarter adjusted earnings per diluted share were $0.49. Strong operating profit reflects progress in implementation of strategic initiatives, and Belden raised its 2007 outlook.
St. Louis, Missouri – Belden (NYSE:BDC) today announced that revenue for the first quarter ended March 25, 2007, was $336.7 million and operating income was $37.2 million. Income from continuing operations was $22.0 million, or $0.44 per diluted share. The quarterly revenue increase of 4.6 percent from the prior-year first quarter revenue included 1.6 percent favorable currency translation.
During the quarter, Belden recorded $3.3 million pretax in severance, asset impairment, and adjusted depreciation charges associated with previously announced restructuring activities in North America and Europe. In the first quarter of 2006, the Company incurred pretax charges of $2.4 million for severance and accelerated depreciation associated with European restructuring.
Adjusted for these items, operating income increased 38.0 percent year over year to $40.5 million in the first quarter 2007. As a percent of revenue, adjusted operating income was 12.0 percent in the first quarter of 2007, compared with 9.1 percent in the first quarter of 2006. Adjusted diluted income per share from continuing operations was $0.49 in the first quarter of 2007, a 36.1 percent increase from $0.36 in the first quarter of 2006. See the attached schedule, Adjusted Operating Results, for a reconciliation of GAAP results to adjusted results.
“Our 2007 performance is off to a good start,” said John Stroup, President and Chief Executive Officer of Belden. “In the first quarter we made further progress in the implementation of our strategic plan. Our operating income increased significantly from the 2006 first quarter both in dollars and as a percent of revenues. These increases reflect the continuing impact of our product portfolio management and regional manufacturing initiatives. The healthy operating results were combined with continuing progress in reducing our working capital to generate strong free cash flow in the quarter.”
Items of Note
Items of special note for the quarter include the following:
▪	On January 11 and January 16, the Company completed the sale of two manufacturing facilities previously closed as part of its regional manufacturing strategy, providing net cash proceeds of $6.7 million during the quarter.

▪	On February 16, the Company expanded its credit facility from $165 million to $225 million and prepaid its $62 million private placement notes.

▪	On March 16, the Company completed an offering of $350 million of senior subordinated notes due 2017 at an interest rate of 7.0%.

Subsequent Events
The following events occurred after the March 25 quarter end:
▪	The acquisition of Hirschmann Automation and Control on March 26.

▪	The acquisition of LTK Wiring Company Limited on March 27.

▪	The announcement on March 28 of plans to acquire Lumberg Automation Components.

▪	The exchange of the Company’s $110 million of convertible debentures, to insert a net share settlement feature, on April 20. One hundred percent of the issue was exchanged.
Outlook
“Our first-quarter financial performance was very strong and indicates progress on many of our operating margin improvement initiatives,” Mr. Stroup said. “Additionally, first-quarter new orders represented a book-to-bill ratio of over 1.1, which reflects a strong climate for our products and vertical markets.”
The Company’s previous guidance for the year 2007 included the anticipated accretive benefits of the LTK Wiring and Hirschmann Automation acquisitions, as well as the impact associated with the successful sale of $350 million of senior subordinated debt. Previous guidance was for consolidated revenue to be between $1.9 to $2.0 billion and earnings per diluted share between $2.40 and $2.65 for the year, excluding any future charges for severance and asset impairment that may result from actions already announced.
“Including the pending acquisition of Lumberg Automation Components and the favorable execution of our convertible note exchange, we now expect consolidated revenue to achieve $2.0 billion and earnings per diluted share to be between $2.50 and $2.70 for the year, excluding any future charges for severance and asset impairment that may result from actions already announced,” Mr. Stroup concluded.
Forward Looking Statements
Statements in this release other than historical facts are “forward-looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. Some of the factors that may cause actual results to differ from the Company’s expectations include demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate successfully the acquired businesses; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise.

About Belden
Belden is a leader in the design, manufacture, and marketing of signal transmission products for data networking and a wide range of specialty electronics markets including entertainment, industrial, security and aerospace applications. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.
Contact:
Belden
Dee Johnson, Director of Investor Relations
314-854-8054
The following schedules are provided:
•	comparative condensed consolidated statements of operations for the three-month periods ended March 25, 2007, and March 26, 2006.

•	segment results for the same periods.

•	condensed consolidated balance sheets as of March 25, 2007, and December 31, 2006.

•	a supplemental schedule of adjusted consolidated results for the quarter, excluding severance charges, asset impairment, adjusted depreciation, and a loss recognized on the disposal of certain tangible assets.

BELDEN CDT INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 25, 2007	March 26, 2006
	(In thousands, except per share amounts)
Revenues	$336,703	$321,905
Cost of sales	(246,014)	(248,490)

Gross profit	90,689	73,415
Selling, general and administrative expenses	(52,049)	(46,459)
Asset impairment	(1,392)	—

Operating income	37,248	26,956
Interest expense	(2,526)	(3,792)
Interest income	2,743	995
Other expense	(2,016)	(217)

Income from continuing operations before taxes	35,449	23,942
Income tax expense	(13,435)	(9,002)

Income from continuing operations	22,014	14,940
Loss from discontinued operations, net of tax	—	(1,330)
Loss on disposal of discontinued operations, net of tax	—	(4,298)

Net income	$22,014	$9,312

Weighted average number of common shares and equivalents:
Basic	44,465	42,550
Diluted	51,689	49,307

Basic income (loss) per share:
Continuing operations	$0.50	$0.35
Discontinued operations	—	(0.03)
Disposal of discontinued operations	—	(0.10)
Net income	0.50	0.22

Diluted income (loss) per share:
Continuing operations	$0.44	$0.32
Discontinued operations	—	(0.03)
Disposal of discontinued operations	—	(0.09)
Net income	0.44	0.20

Dividends declared	$0.05	$0.05

BELDEN CDT INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	External			Operating
	Customer	Affiliate	Total	Income
	Revenues	Revenues	Revenues	(Loss)
	(In thousands)
Three Months Ended March 25, 2007
Belden Americas	$186,298	$11,278	$197,576	$34,308
Specialty Products	56,653	12,423	69,076	10,315
Europe	81,948	2,708	84,656	3,802
Asia Pacific	11,804	—	11,804	1,527

Total Segments	336,703	26,409	363,112	49,952
Finance and Administration	—	—	—	(7,940)
Eliminations	—	(26,409)	(26,409)	(4,764)

Total Continuing Operations	$336,703	$—	$336,703	$37,248

Three Months Ended March 26, 2006
Belden Americas	$178,395	$15,034	$193,429	$31,378
Specialty Products	57,689	5,248	62,937	6,557
Europe	73,012	2,136	75,148	(1,140)
Asia Pacific	12,809	—	12,809	1,453

Total Segments	321,905	22,418	344,323	38,248
Finance and Administration	—	—	—	(6,265)
Eliminations	—	(22,418)	(22,418)	(5,027)

Total Continuing Operations	$321,905	$—	$321,905	$26,956

BELDEN CDT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 25,	December 31,
	2007	2006
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$602,530	$254,151
Receivables	230,503	217,908
Inventories, net	191,722	202,248
Deferred income taxes	34,632	34,664
Other current assets	12,017	10,465

Total current assets	1,071,404	719,436

Property, plant and equipment, less accumulated depreciation	267,613	272,285
Goodwill, less accumulated amortization	275,554	275,134
Intangible assets, less accumulated amortization	70,424	70,964
Other long-lived assets	28,555	18,149

	$1,713,550	$1,355,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$214,422	$200,008
Current maturities of long-term debt	—	62,000

Total current liabilities	214,422	262,008

Long-term debt	460,000	110,000
Postretirement benefits other than pensions	43,539	43,397
Deferred income taxes	66,188	71,399
Other long-term liabilities	26,074	25,263

Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	623,651	591,416
Retained earnings	370,503	348,069
Accumulated other comprehensive income	20,083	15,013
Treasury stock	(111,413)	(111,100)

Total stockholders’ equity	903,327	843,901

	$1,713,550	$1,355,968

BELDEN CDT INC.
ADJUSTED OPERATING RESULTS
(Unaudited)
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide operating results adjusted for severance charges, adjusted depreciation, asset impairment, and gains (losses) recognized on the disposal of certain tangible assets. We utilize the adjusted results to review our ongoing operations without the effect of restructuring and related charges and for comparison to budgeted operating results. We believe these adjusted results are useful to investors because they help them compare our results to previous periods and provide insights into underlying trends in the business. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	As
	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)
Three Months Ended March 25, 2007
Revenues	$336,703	$—	$336,703

Gross profit	$90,689	$1,543	$92,232
as a percent of revenues	26.9%		27.4%

Operating income	$37,248	$3,273	$40,521
as a percent of revenues	11.1%		12.0%

Income from continuing operations	$22,014	$2,515	$24,529
as a percent of revenues	6.5%		7.3%

Income from continuing operations per diluted share	$0.44	$0.05	$0.49

Three Months Ended March 26, 2006
Revenues	$321,905	$—	$321,905

Gross profit	$73,415	$1,638	$75,053
as a percent of revenues	22.8%		23.3%

Operating income	$26,956	$2,399	$29,355
as a percent of revenues	8.4%		9.1%

Income from continuing operations	$14,940	$2,161	$17,101
as a percent of revenues	4.6%		5.3%

Income from continuing operations per diluted share	$0.32	$0.04	$0.36
Adjustments for the three months ended March 25, 2007 included after-tax charges for asset impairment, severance, and adjusted depreciation of $1.3 million, $0.5 million, and $0.5 million, respectively, and a $0.1 million after-tax loss on the disposal of certain tangible assets.
Adjustments for the three months ended March 26, 2006 included after-tax charges for severance and adjusted depreciation of $1.1 million and $1.1 million, respectively.